As filed with the Securities and Exchange Commission on December 14, 2017

Registration Statement No. 333-200458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3153858
(State of incorporation)	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Telephone: (720) 696-8100

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Scott Durbin

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Telephone: (720) 696-8100

 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Bugdanowitz

Goodwin Procter LLP

Three Embarcadero Center, 28th Floor

San Francisco, CA 94111

(415) 733-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the registrant.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

EXPLANATORY NOTE

On May 4, 2016, Viveve Medical, Inc. (the “Company,” “Viveve,” “us,” “our,” or “we”) filed a prospectus included in Post-Effective Amendment No. 2 to the registration statement filed with the Securities and Exchange Commission (the “Commission”) on Form S-1 on May 2, 2016 (Registration No. 333-200458) (the “Registration Statement”), as supplemented by Prospectus Supplement No. 1 dated May 20, 2016, Prospectus Supplement No. 2 dated May 20, 2016, Prospectus Supplement No. 3 dated June 28, 2016, Prospectus Supplement No. 4 dated June 28, 2016, Prospectus Supplement No. 5 dated July 12, 2016, Prospectus Supplement No. 6 dated August 18, 2016, Prospectus Supplement No. 7 dated August 31, 2016 and Prospectus Supplement No. 8 dated September 22, 2016, and Prospectus Supplement No. 9 dated April 19, 2017 (collectively, the “Prospectus”), relating to the offer and sale of up to 1,242,793 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Stockholders identified on page 13 of the Prospectus. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment No. 1”) is being filed by the registrant to convert the Registration Statement into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Registration Statement were paid by the registrant at the time of the initial filing.

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

dated December 14, 2017

VIVEVE MEDICAL, INC.

1,242,793 shares of Common Stock

This prospectus covers the sale of an aggregate of 1,242,793 shares of our Common Stock (the “Shares”) by the selling security holders identified in this prospectus (collectively with any holder’s transferee, pledgee, donee or successor, the “Selling Stockholders”).

The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. We are paying the cost of registering the Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their Shares. If required, the number of Shares to be sold, the public offering price of those Shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

The Company’s Common Stock is listed on The Nasdaq Capital Market under the symbol “VIVE”. On December 11, 2017, the closing price of our Common Stock as reported by the Nasdaq Capital Market was $4.90 per share. Our principal executive offices are located at 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112, and our telephone number is (720) 696-8100.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017

TABLE OF CONTENTS

Page
Note Regarding Forward Looking Statements	1

Prospectus Summary	2

Risk Factors	5

Description of Capital Stock	8

Dividend Policy	12

Use of Proceeds	7

Selling Security Holders	13

Plan of Distribution	15

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	17

Legal Matters	20

Experts	21

Where You Can Find More Information	22

Information Incorporated by Reference	23

You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference”. The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the securities we may offer under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the Commission. You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the Commission that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “Viveve”, “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

i

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus and any prospectus supplement. In particular, forward-looking statements include statements relating to future actions, prospective products and applications, customers, technologies, future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;
●	our ability to achieve profitability;
●	our limited operating history;
●	emerging competition and rapidly advancing technology;
●	whether we are successful in having our medical device approved for sale by the U.S. Food and Drug Administration (the “FDA”) or by foreign regulatory authorities for all indications;
●	whether demand develops for our medical device;
●	the impact of competitive or alternative products, technologies and pricing;
●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;
●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;
●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;
●	our ability to obtain adequate financing in the future, as and when we need it;
●	our ability to continue as a going concern;
●	our success at managing the risks involved in the foregoing items; and
●	other factors discussed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus to conform such statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information”. Unless otherwise noted, the terms “Viveve”, “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

The Company

Viveve designs, develops, manufactures and markets a medical device for the non-invasive treatment of vaginal introital laxity, for improved sexual function, for vaginal rejuvenation, and for use in general surgery for electrocoagulation and hemostasis, depending on the relevant country-specific clearance or approval, that we refer to as Geneveve. Women can develop vaginal laxity for a number of reasons, including aging, genetic predisposition, lifestyle, and/or the trauma of natural childbirth. Vaginal laxity can often cause decreased sexual function and satisfaction in women, yet most surveyed physicians who practice obstetrics and gynecology (“OB/GYN”) and urogynecologists recognize that it is an underreported, yet bothersome, medical condition that impacts relationship happiness as well as sexual function. Currently, few medical treatments are available to effectively treat vaginal laxity. The most widely prescribed treatments include Kegel exercises, although, to our knowledge, there is no validated evidence indicating that Kegel exercises improve vaginal laxity, and surgical procedures, which are not only invasive and expensive but sometimes lead to worse outcomes as a result of scarring. At this time, our products are indicated for use in general surgical procedures for electrocoagulation and hemostasis in the United States, and the device has not been cleared or approved for use for the treatment of vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Accordingly, the Company is prohibited under U.S. regulations from promoting it to physicians or consumers for these unapproved or off-label uses.

Geneveve is a non-invasive solution for vaginal laxity which includes three major components: the Viveve System (an RF, or radio frequency, generator housed in a table-top console), a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories. Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention. The treatment is performed in a physician’s office, in less than 30 minutes, and does not require the use of anesthesia. The tissue tightening effect resulting from Geneveve has been demonstrated by our pre-clinical and clinical research.

We believe that Geneveve provides a number of benefits for physicians and patients, including:

●	a non-invasive, non-ablative alternative to surgery with no identified safety issues to date;
●	the requirement of only a single treatment;
●	compelling physician economics; and
●	ease of use.

Currently, our products are cleared for marketing in 60 countries throughout the world under the following indications for use:

Indication for Use:	No. of Countries:
General surgical procedures for electrocoagulation and hemostasis	3 (including the U.S.)
For treatment of vaginal laxity	41
For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	15
For vaginal rejuvenation	1

 In the U.S., Geneveve is indicated for general surgical procedures for coagulation and hemostasis and we market and sell through a direct sales force. Outside the U.S., we market and sell through an extensive network of distribution partners.

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

●

Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients, where permissible by law, and (ii) expand our efforts and obtain regulatory approvals in additional markets, although there are no assurances that we will ever receive such approvals.

●

Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients, where permissible by law. We intend to launch innovative marketing programs with physician customers to develop a profitable Geneveve practice, where permissible by law.

●

Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the OB/GYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology, urology, urogynecology, general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

●

Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of Geneveve.

●

Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights.

Through September 30, 2017, we have sold 364 Viveve Systems and approximately 12,250 single-use treatment tips.

Corporate Information

The address of our corporate headquarters is 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112, and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus.

“Geneveve” and our logo are our trademarks. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Merger with PLC Systems, Inc.

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Delaware corporation (“Viveve Medical”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation (the “Merger”). In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. Viveve Medical competes in the women’s health industry by marketing the Geneveve product as a way to improve the overall sexual well-being and quality of life of women experiencing vaginal laxity, depending on the relevant country-specific clearance or approval.

Reverse Stock Splits

On September 23, 2014, immediately prior to the effective time of the Merger, PLC Systems, Inc. effected a 1-for-100 reverse stock split.

On July 22, 2015, we held our 2015 Annual and Special Meeting of Stockholders. At the meeting, the stockholders voted to approve a special resolution authorizing a share consolidation (reverse split) of our common stock at a ratio of up to 1-for-10, which ratio was to be determined by the Board of Directors of Viveve Medical (the “Board”), in its sole discretion, and effective as of a date no more than 12 months from the date of the meeting. On April 15, 2016, we effected a 1-for-8 reverse stock split of our common stock. On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to 1 share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock was exercisable were proportionately reduced on a 1-for-8 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock was proportionately increased on a 1-for-8 basis. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-8 reverse stock split (collectively, the “Stock Split”).

Except where otherwise indicated, all share and per share data in this prospectus and any accompanying prospectus supplement and any other offering materials reflect these reverse stock splits.

Change of Corporate Domicile

At the 2015 Annual and Special Meeting of Stockholders, the stockholders approved a special resolution authorizing a continuance of the Company from the Yukon Territory, Canada into the State of Delaware under the Delaware General Corporation Law (the “DGCL”) and the adoption of charter documents that comply with the DGCL in connection therewith (the “Continuance”), effective as of a date to be determined by the Board, in its sole discretion, no more than twelve months from the date of the meeting. On May 9, 2016, the Company filed the necessary Application for Authorization to Continue into Another Jurisdiction and Statutory Declaration with the Yukon registrar. On May 10, 2016, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Secretary of State of the State of Delaware to move its domicile from the Yukon Territory to Delaware.

The Offering

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 1,242,793 shares of Common Stock, all of which shares are issued and outstanding as of the date of this prospectus. All of the Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholder may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Stockholders.

RISK FACTORS

Please see the risk factors set forth under the section titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K and other filings we make with the Commission, which are incorporated by reference in this prospectus; subject to the amendments to such risk factors described below. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Performing clinical studies on, and collecting data from, Geneveve is inherently subjective, and we have limited data regarding the efficacy of Geneveve. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

We believe that in order to significantly grow our business, we will need to conduct future clinical studies of the effectiveness of Geneveve. Clinical studies of vaginal laxity and sexual function are subject to a number of limitations. First, these studies do not involve objective standards for measuring the effectiveness of treatment. Subjective, patient reported outcomes are the most common method of evaluating effectiveness. As a result, clinical studies may conclude that a treatment is effective even in the absence of objective measures. Second, as with other non-invasive, energy-based devices, the perceived effect of Geneveve varies from patient to patient and can be influenced by a number of factors, including the age, ethnicity and level of vaginal laxity and sexual function of the patient, among other things.

Current published studies of Geneveve conducted in the U.S. and Japan have investigated the tissue-tightening effect of Viveve’s monopolar radiofrequency (“RF”) technology using single-arm studies where all patients enrolled in the trial received 110 pulses of RF energy coupled with cooling without comparison to a control group. These pilot studies included a total of 54 patients, with 3 patients treated at 60 J/cm2, 3 patients treated at 75 J/cm2, and 48 patients treated at 90 J/cm2. Clinical studies designed in a randomized, blinded and controlled fashion (e.g., assessing the efficacy of a product or therapy versus a placebo or sham group) represent the gold-standard in clinical trial design. A sham-controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, will likely require randomized, blinded and controlled trial designs. In the fourth quarter of 2014, we initiated a new randomized, blinded and sham-controlled clinical trial in Europe and Canada designed to demonstrate the efficacy of Geneveve versus a sham-controlled procedure for the treatment of vaginal laxity and sexual function (the “OUS Clinical Trial”). In April 2016, we completed this study.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with Geneveve to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase Geneveve. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, Geneveve may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

As of December 31, 2016, we have incurred losses since inception of approximately $68.6 million. In 2016, we incurred a loss of $20.1 million and in 2015 a loss of $12.4 million. Even though our revenue may increase, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing or refinancing will be on terms that are favorable to us.

 Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the Commission.

As of September 30, 2017, there were approximately 18,967,456 shares of common stock of the 19,418,531 shares issued and outstanding that could be sold pursuant to Rule 144, which estimate is based on a list provided to us by our transfer agent, no shares of restricted stock, 642,622 shares subject to outstanding warrants, 2,489,979 shares subject to outstanding options, 1,408,655 shares reserved for future issuance under our Amended and Restated 2013 Stock Option and Incentive Plan (the “2013 Plan”), and 400,000 shares reserved for future issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan, all of which will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements or Rule 144 under the Securities Act.

We are party to a loan and security agreement that contains operating and financial covenants that may restrict our business and financing activities.

In May 2017, we entered into a Term Loan Agreement (the “2017 Loan Agreement”) with CRG Servicing LLC (“CRG”), certain lenders (the “Lenders”) and Viveve, Inc., as subsidiary guarantor. This credit facility consists of $20,000,000 drawn on May 25, 2017, and the ability to access additional funding of up to an aggregate of $10,000,000 for a total of $30,000,000 available under the facility. The additional funding must be made on or prior to September 17, 2018, the availability of which is conditioned on the achievement of certain revenue and market capitalization milestones. If we are unable to comply with these requirements, we may not be extended the additional funding. As security for its obligations under the 2017 Loan Agreement, we entered into security agreements with Viveve, Inc. and CRG whereby we granted CRG a lien on substantially all of the Company’s assets, including intellectual property.

Our indebtedness could adversely affect our business in the following ways, among other things:

•

make it more difficult for us to satisfy our financial obligations under our current debt obligations, or other indebtedness, as well as our contractual and commercial commitments, and could increase the risk that we may default on our debt obligations;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on our current debt obligations, or other indebtedness, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit the ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;
•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;
•	limit management’s discretion in operating our business;
•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and
•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and support our growth strategies. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including under our current debt obligations.  In addition, if for any reason, we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our indebtedness.

The 2017 Loan Agreement requires us to make certain payments of principal and interest over time and contains a number of other restrictive covenants. The 2017 Loan Agreement also contains covenants and terms limiting our ability to enter into new acquisitions, mergers, foreign investments, and to take on new debt and sell assets. The maturity date of the 2017 Loan Agreement could also be accelerated in certain circumstances, including in the event of an uncured event of default as outlined in the 2017 Loan Agreement. These and other terms in the 2017 Loan Agreement have to be monitored closely for compliance and could restrict our ability to grow our business or enter into transactions that we believe will be beneficial to our business.

USE OF PROCEEDS

The proceeds from the resale of the Shares under this prospectus are solely for the account of the Selling Stockholders. This prospectus includes 117,524 shares of common stock underlying warrants held by the Selling Stockholders. The exercise price of the warrants is $4.24 per share. If any Selling Stockholder exercises his or her warrant, we will receive the proceeds of the warrant exercise, which will be used for general corporate purposes. Any proceeds received by a Selling Stockholder in the resale of the common stock underlying the warrant will belong to the Selling Stockholder. We will bear the costs of preparing and filing the registration statement, of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which are undesignated preferred stock. As of December 11, 2017, we had 19,426,415 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. All outstanding shares are fully paid and nonassessable.

When we issue shares of common stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Undesignated Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of undesignated preferred stock in one or more series without stockholder approval. Our board of directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board may fix are:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	terms of redemption;

•	liquidation preferences;

•	sinking fund terms; and

•	the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

The existence of authorized but unissued shares of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer, stockholder or stockholder group. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future. The issuance of shares of undesignated preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not be subject to any preemptive or similar rights.

Antitakeover Effects of Delaware Law and Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of the Delaware General Corporation Law and of our restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Our restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our bylaws.

Amendment to certificate of incorporation and bylaws. As required by the Delaware General Corporation Law, any amendment of our restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Any future determination as to our dividend policy will be made at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our Board of Directors deems relevant. The terms of the indebtedness of our 2017 Loan Agreement also restrict us from paying cash dividends to our stockholders under some circumstances.

SELLING SECURITY HOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of 1,242,793 shares of our common stock, which includes 117,524 shares of common stock underlying warrants held by the Selling Stockholders. The Selling Stockholders obtained the securities registered on this registration statement in a private offering of approximately $6,000,000 in securities, including the conversion of up to $1.5 million in outstanding debt, consisting of a total of 1,425,867 shares of common stock (of which 1,413,196 shares of our common stock were issued at the closing as a result of beneficial ownership limitations), and five year warrants for the purchase of up to of 117,524 shares of common stock at an exercise price of $4.24 per share. The Selling Stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they hold. The Selling Stockholders may sell some, all or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of their shares.

The following table presents information regarding the Selling Stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their holdings as of October 10, 2017.

With the exception of Alta Bioequities, L.P. 5AM Ventures II, L.P, and GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III, each of which owns more than 5% of our common stock, none of the Selling Stockholders or any of their affiliates currently holds an executive office, or has any other material relationship, with us or any of our predecessors or affiliates.

As used in this prospectus, the term “Selling Stockholders” includes each of the Selling Stockholders and any donees, pledgees, transferees or other successors in interest selling shares received after October 10, 2017 from the Selling Stockholders as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 19,418,531 shares of our common stock outstanding as of September 30, 2017.

Selling Stockholder	Shares Beneficially Owned Before this Offering	% of Outstanding Shares Beneficially Owned Before this Offering (1)	Shares to be Sold in this Offering	Shares Beneficially Owned After this Offering	% of Outstanding Shares Beneficially Owned After this Offering (1)
5AM Ventures II, L.P. (2)	913,780	4.71%	627,209	286,571	1.48%
5AM Co-Investors II, L.P. (3)	36,057	*	24,748	11,309	*
Alexander Hasenfeld Profit Sharing Plan (4)	5,831 (5)	*	4,615	1,216	*
Alpha Capital Anstalt (6)	140,135(7)	*	114,093	26,042	*
Alta Bioequities, L.P. (8)	1,407,205 (9)	7.25%	236,973	1,170,232	6.03%
American European Insurance Co. (10)	10,318 (11)	*	6,625	3,693	*
Barry Honig	66,237 (12)	*	66,237	0	-
BEBE Holdings, LLC (13)	10,174 (14)	*	7,067	3,107	*
BRIO Capital Master Fund Ltd. (15)	11,752 (16)	*	11,752	0	-
Chaim H. Rausman	23,505 (17)	*	8,834	14,671	*
Cranshire Capital Master Fund Ltd. (18)	3,297 (19)	*	2,208	1,089	*
Denville and Dover Fund LLC (20)	191,651 (21)	*	14,135	177,516	*
Estate of Leon Frenkel	4,743 (22)	*	3,533	1,210	*
Fortis Business Holdings LLC (23)	19,779 (24)	*	19,779	0	-
Gila Silber	4,900 (25)	*	3,533	1,367	*
Gordon Holmes	3,956 (26)	*	2,650	1,306	*
G-TEN Partners LLC (27)	8,847 (28)	*	8,847	0	*
HSI Partnership (29)	2,499 (30)	*	1,669	0	-
Joseph I Kazarnovsky	8,267 (31)	*	8,267	0	-
LRFI LLC (32)	6,025 (33)	*	3,533	2,492	*
Michael Catalano	18,024	*	18,024	0	-
Nachum Stein	6,341 (34)	*	2,208	4,133	*
Sandor Capital Master Fund (35)	16,454 (36)	*	16,454	0	-
Shahram Gholami	18,024	*	18,024	0	-
Starcity Capital LLC (37)	18,473 (38)	*	10,601	7,872	*
Triage Capital Management L.P. (39)	1,175 (40)	*	1,175	0	-

*	Less than 1%.
(1)	Based on 19,418,531 shares issued and outstanding as of September 30, 2017.

(2)

5AM Partners II, LLC is the general partner of 5AM Ventures II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Ventures II, L.P.

(3)

5AM Partners II, LLC is the general partner of 5AM Co-Investors II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Co-Investors II, L.P.

(4)	Voting and investment power over these securities is held by Nachum Stein, Chairman of Alexander Hasenfeld Profit Sharing Plan.
(5)	The number of shares to be sold in this offering includes 1,029 shares of common stock underlying a warrant.
(6)	Voting and investment power over these securities is held by Konrad Ackermann, Director of Alpha Capital Anstalt.
(7)	The number of shares to be sold in this offering includes 31,631 shares of common stock underlying a warrant.
(8)

Alta Bioequities Management is the general partner of Alta Bioequities, L.P. Daniel Janney is Managing Director of Alta Bioequities Management and has voting and investment power over the shares beneficially owned by Alta Bioequities, L.P.

The number of shares to be sold in this offering includes 4,408 shares of common stock underlying a warrant.

(9)	The number of shares to be sold in this offering includes 25,250 shares of common stock underlying a warrant.
(10)	Voting and investment power over these securities is held by Nachum Stein, Chairman of American European Insurance Co.
(11)	The number of shares to be sold in this offering includes 2,204 shares of common stock underlying a warrant.
(12)	The number of shares to be sold in this offering includes 21,742 shares of common stock underlying a warrant.
(13)

We believe that voting and investment power over these securities is held by Abraham Belsky, President of BEB Holdings, LLC. Although we have asked for confirmation of that information from BEB Holdings, LLC, we have not yet received it. Selling Stockholder may also be referred to as "BEBE Holdings, LLC".

(14)	The number of shares to be sold in this offering includes 2,351 shares of common stock underlying a warrant.
(15)	Voting and investment power over these securities is held by Shaye Hirsch, Director of Brio Capital Master Fund Ltd.
(16)	The number of shares to be sold in this offering includes 11,572 shares of common stock underlying a warrant.
(17)	The number of shares to be sold in this offering includes 2,939 shares of common stock underlying a warrant.
(18)

Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by Cranshire Master Fund.

(19)	The number of shares to be sold in this offering includes 735 shares of common stock underlying a warrant.
(20)	Voting and investment power over these securities is held by Harvey Kesner, member of Denville and Dover Fund, LLC.
(21)	The number of shares to be sold in this offering includes 191,651 shares of common stock underlying a warrant.
(22)	The number of shares to be sold in this offering includes 1,175 shares of common stock underlying a warrant.
(23)	Voting and investment power over these securities is held by Sarah Rosenfeld and Joel Kestenbaum, member of Fortis Business Holdings LLC.
(24)	The number of shares to be sold in this offering includes 4,408 shares of common stock underlying a warrant.
(25)	The number of shares to be sold in this offering includes 1,176 shares of common stock underlying a warrant.
(26)	The number of shares to be sold in this offering includes 882 shares of common stock underlying a warrant.
(27)	Voting and investment power over these securities is held by Ethan Benovitz and Jaime Hartman, as managing members of G-TEN Partners LLC.
(28)

Includes 8,847 shares of common stock the Selling Stockholder has the right to acquire pursuant to the terms and conditions of a Right to Shares Agreement by and between the Company and the Selling Stockholder, dated as of September 23, 2014. Voting and investment power over these securities is held by Ethan Benovitz and Jaime Hartman, as managing members of G-TEN Partners LLC.

(29)	Voting and investment power over these securities is held by Nachum Stein, Chairman of HSI Partnership.
(30)	The number of shares to be sold in this offering includes 441 shares of common stock underlying a warrant.
(31)	The number of shares to be sold in this offering includes 5,142 shares of common stock underlying a warrant.
(32)	Voting and investment power over these securities is held by Leslie Rieder, Managing Member of LRFI LLC.
(33)	The number of shares to be sold in this offering includes 1,176 shares of common stock underlying a warrant.
(34)	The number of shares to be sold in this offering includes 735 shares of common stock underlying a warrant.
(35)	Voting and investment power over these securities is held by John S. Lemak, Manager of Sandor Capital Master Fund.
(36)	The number of shares to be sold in this offering includes 16,454 shares of common stock underlying a warrant.
(37)	Voting and investment power over these securities is held by Yoseph Levin, Managing Member of Starcity Capital LLC.
(38)	The number of shares to be sold in this offering includes 4,408 shares of common stock underlying a warrant.
(39)	Voting and investment power over these securities is held by the Estate of Leon Frenkel.
(40)	The number of shares to be sold in this offering includes 1,175 shares of common stock underlying a warrant.

PLAN OF DISTRIBUTION

The Shares offered by this prospectus may be sold by the Selling Stockholders. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, and may be made in the over-the-counter market or any exchange on which our Common Stock may then be listed, or otherwise. In addition, the Selling Stockholders may sell some or all of their Shares through:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities and the Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We have agreed to indemnify the Selling Stockholders and each Selling Stockholder has agreed, severally and not jointly, to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the necessity for the Company to be in compliance with the current public information requirement of Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the affected Selling Stockholders. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, U.S. federal estate or gift tax laws, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors in any such entities);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	regulated investment companies or real estate investment trusts;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies; or

•	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is for United States federal income tax purposes (i) a foreign corporation, (ii) a nonresident alien individual, (iii) a foreign estate, the income of which, if from sources without the United States and not effectively connected with the conduct of a trade or business within the United States, is not subject to tax in the United States, or (iv) a trust that has not made an election to be treated as a U.S. holder under applicable Treasury regulations and that either (A) is not subject to the primary jurisdiction of a court within the United States, or (B) is not subject to the substantial control of one or more United States persons.

Distributions

As discussed under “Dividend Policy,” above, we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we were to make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, subject to the tax treatment described in the discussion below regarding taxable dispositions of our common stock. Any such distributions would also be subject to the discussions below regarding backup withholding and FATCA.

Subject to the discussion below regarding a dividend received by you that is effectively connected with the conduct of a U.S. trade or business, a dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with a valid IRS Form W-8BEN, IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), in each case, certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with a valid IRS Form W-8ECI or successor form or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, you may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty on your earnings and profits in respect of such effectively connected dividend income.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaties.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to the branch profits tax on any earnings and profits attributable to such gains at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by certain U.S. source capital losses in the taxable year of disposition (even though you are not considered a resident of the United States) (subject to applicable income tax or other treaties); or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other real property and business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market (as determined under the Code), such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will generally be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at the then applicable rate (currently 28%) unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (“FATCA”)

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to certain non-financial foreign entities, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. Under final regulations and published guidance, the obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under FATCA with respect to dividends on our common stock are currently in effect, but with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding FATCA.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

Certain legal matters relating to the validity of the Common Stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, incorporated in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 by reference to its Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Capital Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado, 80112, Attention: Chief Financial Officer, by telephone request to (720) 696-8100, or by e-mail to sdurbin@viveve.com. Our website is located at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

●	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017;

●	The Registrant’s definitive proxy statement on Schedule 14A, which was filed with the SEC on July 7, 2017;

●

Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, as filed with the SEC on May 11, 2017, August 10, 2017, and November 8, 2017, respectively;

●

The Registrant’s Current Reports on Form 8-K as filed with the SEC on January 13, 2017, February 3, 2017, May 16, 2017, May 24, 2017, June 1, 2017, August 10, 2017, and August 17, 2017 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

●

The description of the common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on June 13, 2016, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

You may also access these documents, free of charge on the SEC's website at www.sec.gov or on our website at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

UP TO 1,242,793 SHARES OF COMMON STOCK

VIVEVE MEDICAL, INC.

PROSPECTUS

                    , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee		$645.63
Legal fees and expenses*	$	*35,000.00
Accounting fees and expenses*	$	*15,000.00
Miscellaneous Fees*	$	*2,500.00
Total	$	*53,145.63
*Estimated

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The registrant has adopted provisions in the registrant’s certificate of incorporation that limit or eliminate the personal liability of the registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the registrant’s bylaws provide that:

•

the registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions.

The registrant has entered into indemnification agreements with or has contractual rights to provide indemnification to each of its directors and intends to enter into such agreements with certain of its executive officers. These agreements provide that the registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates, to the fullest extent permitted by the DGCL. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and executive officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant and/or in furtherance of the registrant’s rights. Additionally, certain of the registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the registrant has agreed in the indemnification agreements that the registrant’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 16.	Exhibits.

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 14, 2017.

VIVEVE MEDICAL, INC.

By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer (Principal Executive Officer)

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office(s)	Date

/s/ Patricia Scheller	Chief Executive Officer & Director	December 14, 2017
Patricia Scheller	(Principal Executive Officer)

/s/ Scott Durbin	Chief Financial Officer	December 14, 2017
Scott Durbin	(Principal Financial and Accounting Officer)

*	Director	December 14, 2017
Daniel Janney

*	Director	December 14, 2017
Jon Plexico

/s/ Arlene Morris	Director	December 14, 2017
Arlene Morris

/s/ Lori Bush	Director	December 14, 2017
Lori Bush

/s/ Debora Jorn	Director	December 14, 2017
Debora Jorn

*By:	/s/ Patricia Scheller
Patricia Scheller
Attorney-in-fact

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith

3.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	8/16/2017	3.1

3.2	Amended and Restated Bylaws of the Registrant	8-K	8/16/2017	3.2

4.1	Specimen Common Stock Certificate	S-8	10/5/2017	4.1

5.1	Opinion of Goodwin Procter LLP				X

23.1	Consent of BPM LLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)				X

24.1	Power of Attorney (included on the signature pages to this registration statement)				X